Exhibit 99.1

Shineco, Inc. Reports Second Quarter of 2018 Financial Results

BEIJING, Feb. 12, 2018 /PRNewswire/ -- Shineco, Inc. ("Shineco" or the "Company"; NASDAQ: TYHT), a producer and distributor of Chinese herbal medicines, organic agricultural produce, specialized textiles, and other health and well-being focused plant-based products in China, today announced its financial results for the second quarter ended December 31, 2017.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, commented, "We are proud of all that we have accomplished in the first two quarters of our fiscal year and are pleased to report the second quarter of 2018 financial results with a 26.3% increase in net income as compared to the second quarter of 2017. We believe that our investment in our Apocynum Industrial Park and Institute of Chinese Apocynum Industrial Technology Research continues to strengthen the long-term outlook of Shineco as a positive long-term investment. In the short term we have seen tremendous growth in our Luobuma product line and are pleased that we have grown to become a high margin business, with revenues grown 327% compared to the second quarter ended December 31, 2016, and have achieved impressive results following our expansion over this past year. The past six months have been immensely positive for Shineco and we are excited to tackle the challenges and opportunities that the next six months will bring, as we anticipate continued future growth in our revenues and net income.”

Second Quarter of 2018 Financial Highlights

	For the Three Months Ended December 31
($ millions, except per share data)	2017	2016	% Change
Revenue	14.13	11.22	25.9%
Luobuma products	3.89	0.91	327.0%
Chinese medicinal herbal products	3.66	3.50	4.8%
Other agricultural products	6.58	6.82	-3.4%
Gross profit	4.82	3.95	21.9%
Gross margin	34.1%	35.2%	-1.1%
Operating income	3.24	2.53	28.2%
Operating margin	22.9%	22.5%	0.4%
Net income attributable to Shineco	3.60	2.85	26.3%
EPS	0.17	0.14	26.3%

•	Revenues increased by 25.9% to $14.13 million for the three months ended December 31, 2017 from $11.22 million for the same period of last year, mainly due to increases in sales from Luobuma products and Chinese medicinal herbal products and partially offset by decreased sales from other agricultural products.

•	Gross profit increased by 21.9% to $4.82 million for the three months ended December 31, 2017 from $3.95 million for the same period of last year. Gross margin decreased by 1.1 percentage points to 34.1% from 35.2% for the same period of last year.

•	Net income attributable to Shineco increased by 26.3% to $3.60 million, or $0.17 per basic and diluted share, for the three months ended December 31, 2017 from $2.85 million, or $0.14 per basic and diluted share, for the same period of last year. The increases in net income earnings per share were primarily a result of the increase in gross profit, partially offset by the increase in general and administrative expenses.

Second Quarter of 2018 Financial Results

Revenues

Revenues for the three months ended December 31, 2017 increased by $2.91 million, or 25.9%, to $14.13 million from $11.22 million for the same period of last year, mainly due to increases in sales from Luobuma products and Chinese medicinal herbal products and partially offset by decreased sales from other agricultural products.

	For the Three Months Ended December 31
	2017			2016
($ millions)	Revenues	COGS	Gross Margin	Revenues	COGS	Gross Margin
Luobuma products	3.89	1.87	51.7%	0.91	0.44	51.0%
Chinese medicinal herbal products	3.66	2.75	24.6%	3.50	2.48	29.1%
Other agricultural products	6.58	4.67	29.0%	6.82	4.33	36.4%
Business and sales related taxes	-	0.03	-	-	0.02	-
Total	14.13	9.31	34.1%	11.22	7.27	35.2%

Revenues from Luobuma products increased by $2.98 million, or 327.0%, to $3.89 million for the three months ended December 31, 2017 from $0.91 million for the same period of last year, mainly due to establishment of new subsidiary, Xinjiang Taihe, which generated revenue of $2.93 million.

Revenues from Chinese medicinal herbal products increased by $0.17 million, or 4.8%, to $3.66 million for the three months ended December 31, 2017 from $3.50 million for the same period of last year. The increase was primarily due to more fulfilled sales orders from customers for the three months ended December 31, 2017 than the same period in 2016.

Revenues from other agricultural products decreased by $0.23 million, or 3.4%, to $6.58 million for the three months ended December 31, 2017 from $6.82 million for the same period of last year. The decrease was mainly due to the decrease in revenue of storage services, partially offset by the increased sales of yew trees.

Gross profit and Gross Margin

Total cost of goods sold increased by $2.04 million, or 28.1%, to $9.31 million for the three months ended December 31, 2017 from $7.27 million for the same period of last year. Gross profit increased by $0.86 million, or 21.9%, to $4.82 million for the three months ended December 31, 2017 from $3.95 million for the same period of last year. Overall gross margin decreased by 1.1 percentage points to 34.1% for the three months ended December 31, 2017, compared to 35.2% for the same period of last year.

Gross margins for Luobuma products, Chinese medicinal herbal products, and other agricultural products were 51.7%, 24.6%, and 29.0%, respectively, for the three months ended December 31, 2017. This compared to gross margins for Luobuma products, Chinese medicinal herbal products, and other agricultural products of 51.0%, 29.1%, and 36.4%, respectively, for the same period of last year.

Operating income

Selling expenses increased by $0.05 million, or 9.6%, to $0.55 million for the three months ended December 31, 2017 from $0.50 million for the same period of last year, primarily due to the acquisition of new subsidiary, Tajite, in October, and increased promotion expenses, partly offset by decreased rent expense of warehouses and service fees of e-commerce websites. General and administrative expenses increased by $0.10 million, or 11.2%, to $1.03 million for the three months ended December 31, 2017 from $0.92 million for the same period of last year. The increase in general and administrative expenses was due to the incorporation of new subsidiaries, Tiankunrunze, Xinjiang Taihe and Tajite in 2017. As a result, total operating expenses increased by $0.15 million, or 10.7%, to $1.58 million for the three months ended December 31, 2017 from $1.43 million for the same period of last year.

Operating income increased by $0.71 million, or 28.2%, to $3.24 million for the three months ended December 31, 2017 from $2.53 million for the same period of last year. Operating margin was 22.9% for the three months ended December 31, 2017, compared to 22.5% for the same period of last year.

Net income

Net income increased by $0.68 million, or 23.6%, to $3.58 million for the three months ended December 31, 2017 from $2.90 million for the same period of last year. After the deduction of non-controlling interests, net income attributable to common shareholders for the three months ended December 31, 2017 was $3.60 million, or $0.17 per basic and diluted share. This compared to net income attributable to common shareholders of $2.85 million, $0.14 per basic and diluted share, for the same period of last year.

Six Months Ended December 31, 2017 Financial Results

	For the Six Months Ended December 31
($ millions, except per share data)	2017	2016	% Change
Revenue	21.94	17.59	24.7%
Luobuma products	4.93	1.65	199.4%
Chinese medicinal herbal products	6.93	6.68	3.8%
Other agricultural products	10.08	9.27	8.8%
Gross profit	6.91	5.87	17.7%
Gross margin	31.5%	33.4%	-1.9%
Operating income	4.20	3.59	17.0%
Operating margin	19.1%	20.4%	-1.3%
Net income attributable to Shineco	4.85	4.20	15.7%
EPS	0.23	0.21	11.1%

Revenues

Revenues for the six months ended December 31, 2017 increased by $4.35 million, or 24.7%, to $21.94 million from $17.59 million for the same period of last year, mainly due to increases in sales across all the products.

	For the Six Months Ended December 31
	2017			2016
($ millions)	Revenues	COGS	Gross Margin	Revenues	COGS	Gross Margin
Luobuma products	4.93	2.45	50.1%	1.65	0.81	50.4%
Chinese medicinal herbal products	6.93	5.33	23.1%	6.68	4.92	26.0%
Other agricultural products	10.08	7.21	28.4%	9.27	5.96	35.6%
Business and sales related taxes	-	0.04	-	-	0.03	-
Total	21.94	15.04	31.5%	17.59	11.72	33.4%

Revenues from Luobuma products increased by $3.29 million, or 199.4%, to $4.93 million for the six months ended December 31, 2017 from $1.65 million for the same period of last year, mainly due to revenue generated by a new subsidiary, Xinjiang Taihe, of $2.93 million and increased sales volume of our health awareness related products. The Company also enhanced online sales promotions during the six months ended December 31, 2017, which contributed to more sales.

Revenues from Chinese medicinal herbal products increased by $0.25 million, or 3.8%, to $6.93 million for the six months ended December 31, 2017 from $6.68 million for the same period of last year. The increase was primarily due to more fulfilled sales orders from customers.

Revenues from other agricultural products increased by $0.81 million, or 8.8%, to $10.08 million for the six months ended December 31, 2017 from $9.27 million for the same period of last year. The increase was mainly due to the increase in sales volume of yew trees since the public realized the air purification function of the yew trees.

Gross profit and Gross Margin

Total cost of goods sold increased by $3.31 million, or 28.3%, to $15.04 million for the six months ended December 31, 2017 from $11.72 million for the same period of last year. Gross profit increased by $1.04 million, or 17.7%, to $6.91 million for the six months ended December 31, 2017 from $5.87 million for the same period of last year. Overall gross margin decreased by 1.9 percentage points to 31.5% for the six months ended December 31, 2017, compared to 33.4% for the same period of last year.

Gross margins for Luobuma products, Chinese medicinal herbal products, and other agricultural products were 50.1%, 23.1%, and 28.4%, respectively, for the six months ended December 31, 2017. This compared to gross margins for Luobuma products, Chinese medicinal herbal products, and other agricultural products of 50.4%, 26.0%, and 35.6%, respectively, for the same period of last year.

Operating income

Selling expenses decreased by $0.04 million, or 4.2%, to $0.85 million for the six months ended December 31, 2017 from $0.88 million for the same period of last year, primarily due to decreased rent expense of warehouses, salary expenses, and service fees of e-commerce websites, partially offset by increased promotion expenses. General and administrative expenses increased by $0.47 million, or 33.3%, to $1.86 million for the six months ended December 31, 2017 from $1.40 million for the same period of last year. The increase in general and administrative expenses was primarily due to the incorporation of new subsidiaries, Tiankunrunze, Xinjiang Taihe and Tajite in 2017, as well as increased professional service fees, such as attorney’s fees, consulting fees and auditing fees.

Operating income increased by $0.61 million, or 17.0%, to $4.20 million for the six months ended December 31, 2017 from $3.59 million for the same period of last year. Operating margin was 19.1% for the six months ended December 31, 2017, compared to 20.4% for the same period of last year.

Net income

Net income increased by $0.56 million, or 13.2%, to $4.84 million for the six months ended December 31, 2017 from $4.28 million for the same period of last year. After the deduction of non-controlling interests, net income attributable to common shareholders for the six months ended December 31, 2017 was $4.85 million, or $0.23 per basic and diluted share. This compared to net income attributable to common shareholders of $4.20 million, $0.21 per basic and diluted share, for the same period of last year.

Financial Condition

As of December 31, 2017, the Company had cash of $29.35 million, compared to $23.15 million as of June 30, 2017. Working capital as of December 31, 2017 was $44.27 million as compared to $39.69 million at June 30, 2017. Net cash provided by operating activities was $7.78 million for the six months ended December 31, 2017, compared to net cash used in operating activities of $0.15 million for the same period of last year. Net cash used in investing activities was $0.49 million for the six months ended December 31, 2017, compared to $2.78 million for the same period of last year. Net cash used in financing activities was $1.47 million for the six months ended December 31, 2017, compared to net cash provided by financing activities of $5.79 million for the same period of last year.

About Shineco, Inc.

Incorporated in August 1997 and headquartered in Beijing, China, Shineco, Inc. ("Shineco" or the "Company") is a Delaware holding company that uses its subsidiaries' and variable interest entities' vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit www.tianyiluobuma.com.

Forward-Looking Statements

This press release contains information about Shineco's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com

SHINECO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
	December 31,	June 30,
	2017	2017
	(Unaudited)
CURRENT ASSETS:
Cash	$29,351,613	$23,154,551
Accounts receivable, net	15,068,392	14,480,004
Due from related parties	529,816	448,833
Inventories	2,502,196	2,346,273
Advances to suppliers, net	3,230,843	2,396,123
Loans to third parties, net	-	830,090
Other receivables, net	981,808	535,700
Short-term deposit	230,201	158,894
Prepaid expenses	138,967	375,459
TOTAL CURRENT ASSETS	52,033,836	44,725,927

Property and equipment at cost, net of accumulated depreciation and amortization	11,670,890	10,320,396
Land use right, net of accumulated amortization	1,385,421	1,346,631
Investments	6,280,999	5,695,080
Deposit for business acquisition	124,474	2,065,686
Distribution right	1,134,099	-
Long-term deposit and other noncurrent assets	116,633	112,883
Prepaid leases	3,698,929	3,784,533
Deferred tax assets	285,917	233,834
Goodwill	2,152,975	-
TOTAL ASSETS	$78,884,173	$68,284,970

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term loans	$1,203,764	$2,663,628
Accounts payable	1,740,791	158,068
Advances from customers	105,785	5,439
Due to related parties	343,655	257,880
Other payables and accrued expenses	2,057,436	337,107
Taxes payable	2,024,768	1,608,926
Deferred tax liability	283,525	-
TOTAL LIABILITIES	7,759,724	5,031,048

Commitments and contingencies	-	-

EQUITY:
Common stock; par value $0.001, 100,000,000 shares authorized;
21,034,072 and 21,034,072 shares issued and outstanding at December 31, 2017 and June 30, 2017	21,034	21,034
Additional paid-in capital	22,737,302	22,737,302
Statutory reserve	3,727,672	3,484,449
Retained earnings	43,675,155	39,064,743
Accumulated other comprehensive loss	(155,024)	(3,140,982)
Total Stockholders' equity of Shineco, Inc.	70,006,139	62,166,546
Non-controlling interest	1,118,310	1,087,376
TOTAL EQUITY	71,124,449	63,253,922

TOTAL LIABILITIES AND EQUITY	$78,884,173	$68,284,970

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

SHINECO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Six Months Ended December 31,		For the Three Months Ended December 31,
	2017	2016	2017	2016

REVENUE	$21,941,696	$17,589,730	$14,132,202	$11,223,066

COST OF REVENUE
Cost of product and services	14,994,212	11,687,306	9,288,701	7,251,134
Business and sales related tax	41,337	33,964	25,724	18,419
Total cost of revenue	15,035,549	11,721,270	9,314,425	7,269,553

GROSS PROFIT	6,906,147	5,868,460	4,817,777	3,953,513

OPERATING EXPENSES
General and administrative expenses	1,863,924	1,398,341	1,028,373	924,577
Selling expenses	845,219	882,354	550,283	502,036
Total operating expenses	2,709,143	2,280,695	1,578,656	1,426,613

INCOME FROM OPERATIONS	4,197,004	3,587,765	3,239,121	2,526,900

OTHER INCOME
Income from equity method investments	350,652	401,768	202,194	240,586
Purchase rebate income	779,935	592,628	411,132	352,638
Other income	139,975	159,308	54,356	73,407
Interest income (expense), net	(31,324)	40,538	(12,139)	7,785
Total other income	1,239,238	1,194,242	655,543	674,416

INCOME BEFORE PROVISION FOR INCOME TAXES	5,436,242	4,782,007	3,894,664	3,201,316

PROVISION FOR INCOME TAXES	595,035	505,387	312,178	303,751

NET INCOME	4,841,207	4,276,620	3,582,486	2,897,565

Less: net income (loss) attributable to non-controlling interest	(12,428)	80,177	(15,259)	49,829

NET INCOME ATTRIBUTABLE TO SHINECO, INC.	$4,853,635	$4,196,443	$3,597,745	$2,847,736

COMPREHENSIVE INCOME
Net income	$4,841,207	$4,276,620	$3,582,486	$2,897,565
Other comprehensive income (loss): foreign currency translation gain (loss)	3,030,781	(2,514,175)	1,561,371	(2,317,494)
Total comprehensive income	7,871,988	1,762,445	5,143,857	580,071
Less: comprehensive income attributable to non-controlling interest	32,395	36,441	9,542	9,815

COMPREHENSIVE INCOME ATTRIBUTABLE TO SHINECO, INC.	$7,839,593	$1,726,004	$5,134,315	$570,256

Weighted average number of shares basic and diluted	21,034,072	20,205,409	21,034,072	21,034,072

Basic and diluted earnings per common share	$0.23	$0.21	$0.17	$0.14

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

SHINECO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended December 31,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,841,207	$4,276,620
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	295,832	299,553
(Recovery of) provision for doubtful accounts	(18,931)	298,297
Increase in inventory reserve	148,043	35,930
Deferred tax benefit	(41,523)	(43,424)
Income from equity method investments	(350,652)	(401,768)
Interest income from loans to related parties	-	(87,220)

Changes in operating assets and liabilities:
Accounts receivable	35,996	(6,148,928)
Advances to suppliers	(733,215)	(282,288)
Inventories	(145,327)	2,530,386
Other receivables	(195,516)	(399,914)
Prepaid expense and other assets	189,270	(152,508)
Due from related parties	(8,399)	240,601
Prepaid leases	237,751	235,872
Accounts payable	1,544,313	5,444
Advances from customers	17,181	79,921
Other payables	1,640,458	(785,057)
Taxes payable	323,744	151,820
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	7,780,232	(146,663)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment	(564,937)	(31,952)
Payment for construction in progress	(602,267)	-
Loan advances to third parties	-	(979,465)
Repayments of loans from third parties	830,889	-
Loan advances to related party	(52,698)	-
Repayments of loans from related parties	-	501,119
Deposit for business acquisition	(121,959)	(2,074,198)
Deposit for potential investment	-	(200,000)
Cash of subsidiary acquired	22,830	-
NET CASH (USED IN) INVESTING ACTIVITIES	(488,142)	(2,784,496)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term loans	1,204,533	2,697,939
Repayment of short-term loans	(2,743,199)	(2,414,589)
Stock issuance cost payable	-	843,844
Proceeds from initial public offering, net of offering costs	-	4,550,705
Proceeds from advances from related parties	73,556	109,882
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(1,465,110)	5,787,781

EFFECT OF EXCHANGE RATE CHANGE ON CASH	370,082	(1,122,302)

NET INCREASE IN CASH	6,197,062	1,734,320

CASH - Beginning of the Period	23,154,551	22,009,374

CASH - End of the Period	$29,351,613	$23,743,694

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for income tax	$492,206	$219,682
Cash paid for interest	$69,498	$71,586

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements